SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*



                             Insignia Solutions Plc
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00045766J1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  Rule 13d-1(b)
                  Rule 13d-1(c)
                  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 19 Pages



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CUSIP 000045766J1                                 13G                                                     Page 2 of 19
----------------------------------------------  -------  -------------------------------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Technology Venture Investors - 4, L.P. ("TVI-4")
                      Tax ID Number:    94-3088804
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          703,787 shares, except that TVI Management-4, L.P. ("TVIM-4"), the
           BENEFICIALLY                       general partner of TVI-4, may be deemed to have sole voting power, and
           OWNED BY EACH                      Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J.
             REPORTING                        McMurtry  ("McMurtry"),  Mark G.  Wilson  ("Wilson")  and  John  Johnston
              PERSON                          ("Johnston"),  the members of TVIM-4,  may be deemed to have shared power
               WITH                           to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              703,787 shares,  except that TVIM-4, the general partner of TVI-4, may be deemed to have sole dispositive  power, and Kagle,  Marquardt,  McMurtry,
                                              Wilson and Johnston,  the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       703,787
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    4.93%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!





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CUSIP 000045766J1                                 13G                                                     Page 3 of 19
----------------------------------------------  -------  -------------------------------------------------------------






------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      TVI Partners - 4, L.P. ("TVIP-4")
                      Tax ID Number:    94-3084677
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
              NUMBER OF              5        SOLE VOTING POWER
              SHARES                          82,258 shares, except that TVIM-4, the general partner of TVIP-4, may
            BENEFICIALLY                      be deemed to have sole voting power, and Kagle, Marquardt, McMurtry,
           OWNED BY EACH                      Wilson and Johnston, the members of TVIM-4, may be deemed to have
             REPORTING                        shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              82,258 shares,  except that TVIM-4, the general partner of TVIP-4, may be deemed to have sole dispositive  power, and Kagle,  Marquardt,  McMurtry,
                                              Wilson and Johnston,  the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       82,258
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.58%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP 000045766J1                                 13G                                                     Page 4 of 19
----------------------------------------------  -------  -------------------------------------------------------------





------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      TVI Associates - 4, L.P. ("TVIA-4")
                      Tax ID Number:    94-3154357
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5       SOLE VOTING POWER
              SHARES                         6,063 shares, except that TVIM-4, the general partner of TVIA-4, may
           BENEFICIALLY                      be deemed to have sole voting power, and Kagle, Marquardt, McMurtry,
          OWNED BY EACH                      Wilson and Johnston, the members of TVIM-4, may be deemed to have
            REPORTING                        shared power to vote these shares.
             PERSON                 -------- ------------------------------------------------------------------------
              WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,063 shares, except that TVIM-4, the general partner of TVIA-4, may be deemed to have sole dispositive power, and Kagle, Marquardt, McMurtry,
                                              Wilson and Johnston, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       6,063
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.04%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP 000045766J1                                 13G                                                     Page 5 of 19
----------------------------------------------  -------  -------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      TVI Management - 4, L.P. ("TVIM-4")
                      Tax ID Number:    94-3088676
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          792,108 shares, of which 703,787 shares are directly owned by TVI-4,
           BENEFICIALLY                       82,258 shares are directly owned by TVIP-4, and 6,063 shares are
      OWNED BY EACH REPORTING                 directly owned by TVIA-4.  TVIM-4 is the general partner of TVI-4,
              PERSON                          TVIP-4 and TVIA-4, and may be deemed to have sole power to vote such
               WITH                           shares. Kagle, Marquardt, McMurtry, Wilson and Johnston, the members of
                                              TVIM-4, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. TVIM-4 is the general partner of TVI-4, TVIP-4 and
                                              TVIA-4, and may be deemed to have sole power to dispose of such shares.
                                              Kagle, Marquardt, McMurtry, Wilson and Johnston, the members of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP 000045766J1                                 13G                                                     Page 6 of 19
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------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
          OWNED BY EACH
            REPORTING
             PERSON
              WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Kagle is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8         SHARED DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Kagle is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!




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CUSIP 000045766J1                                 13G                                                     Page 7 of 19
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------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David F. Marquardt       ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Marquardt is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Marquardt is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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

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CUSIP 000045766J1                                 13G                                                     Page 8 of 19
----------------------------------------------  -------  -------------------------------------------------------------




------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Burton J. McMurtry      ("McMurtry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. McMurtry is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. McMurtry is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!





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CUSIP 000045766J1                                 13G                                                     Page 9 of 19
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------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Mark G. Wilson             ("Wilson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Wilson is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Wilson is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP 000045766J1                                 13G                                                    Page 10 of 19
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------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John R. Johnston           ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]      (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
      OWNED BY EACH REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Johnston is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              792,108 shares, of which 703,787 shares are directly owned by TVI-4,
                                              82,258 shares are directly owned by TVIP-4, and 6,063 shares are directly owned by TVIA-4. Johnston is a member of TVIM-4, the general partner of
                                              TVI-4, TVIP-4 and TVIA-4, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       792,108
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        5.55%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------
                                         * SEE INSTRUCTIONS BEFORE FILLING OUT



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

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CUSIP 000045766J1                                 13G                                                    Page 11 of 19
----------------------------------------------  -------  -------------------------------------------------------------



ITEM 1(A).        NAME OF ISSUER

                  Insignia Solutions Plc

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  41300 Christy Street
                  Fremont, CA 94538-3115

ITEM 2(A).        NAME OF PERSONS FILING

                  This  Statement  is filed  Technology  Venture  Investors-4,  L.P.,  a Delaware  limited  partnership
                  ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a
                  Delaware limited  partnership  ("TVIA-4"),  TVI Management-4,  L.P., a Delaware limited  partnership,
                  Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G.
                  Wilson  ("Wilson") and John R. Johnston  ("Johnston").  The foregoing  entities and  individuals  are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general  partner of TVI-4,  TVIP-4 and TVIA-4,  and may be deemed to have sole power to vote and to dispose of shares of the  issuer  directly  owned by TVI-4,  TVIP-4  and  TVIA-4.  Kagle,
                  Marquardt,  McMurtry, Wilson and Johnston are the members of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4 and
                  TVIA-4.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025


ITEM 2(C)         CITIZENSHIP

                  TVI-4, TVIM-4, TVIP-4 and TVIA-4 are Delaware limited partnerships,  and Kagle, Marquardt,  McMurtry
                  Wilson and Johnston are United States citizens.

ITEM 2(D)         TITLE OF CLASS OF SECURITIES

                  Common Stock

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CUSIP 000045766J1                                 13G                                                    Page 12 of 19
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ITEM 2(E)         CUSIP NUMBER

                  CUSIP # 00045766J1

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following  information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                         (a)      Amount beneficially owned:
                                  -------------------------

                                  See Row 9 of cover  page for each  Reporting Person.

                         (b)      Percent of Class:
                                  ----------------

                                  See Row 11 of cover page for each  Reporting Person.

                         (c)      Number of shares as to which such person has:
                                  --------------------------------------------

                                        (i)      Sole power to vote or to direct the vote:
                                                 ----------------------------------------

                                                 See Row 5 of cover page for each Reporting Person.

                                        (ii)     Shared power to vote or to direct the vote:
                                                 ------------------------------------------

                                                 See Row 6 of cover page for each Reporting Person.

                                        (iii)    Sole power to dispose or to direct the disposition of:
                                                 -----------------------------------------------------

                                                 See Row 7 of cover page for each Reporting Person.

                                        (iv)     Shared power to dispose or to direct the disposition of:
                                                 -------------------------------------------------------

                                                 See Row 8 of cover page for each Reporting Person.


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CUSIP 000045766J1                                 13G                                                    Page 13 of 19
----------------------------------------------  -------  -------------------------------------------------------------




ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership  agreements of TVI-4, TVIP-4, TVIA-4 and TVIM-4, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive  dividends  from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                  ----------------------------------------------------------------------------------------------------
                  THE PARENT HOLDING COMPANY
                  --------------------------

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable

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CUSIP 000045766J1                                 13G                                                    Page 14 of 19
----------------------------------------------  -------  -------------------------------------------------------------



                                                       SIGNATURES

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 13, 2001

Entities:         Technology Venture Investors-4, L.P.
                  TVI Partners-4, L.P.
                  TVI Associates-4, L.P.
                  TVI Management-4, L.P.

                                                                       By: /s/ Mark G. Wilson
                                                                           -----------------------
                                                                       Mark G. Wilson, Attorney-in-Fact
                                                                       for the above listed entities

Individuals:      Mark G. Wilson
                  John Johnston
                  Robert C. Kagle
                  David F. Marquardt
                  Burton J. McMurtry

                                                                       By: /s/ Mark G. Wilson
                                                                           -----------------------
                                                                       Mark G. Wilson, Attorney-in-Fact
                                                                       for the above listed individuals






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CUSIP 000045766J1                                 13G                                                    Page 15 of 19
----------------------------------------------  -------  -------------------------------------------------------------




                                                     EXHIBIT INDEX


                                                                                                 Found on
                                                                                               Sequentially
Exhibit                                                                                        Numbered Page
-------                                                                                        -------------

Exhibit A:  Agreement of Joint Filing                                                               16

Exhibit B:  Power of Attorney                                                                       17





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CUSIP 000045766J1                                 13G                                                    Page 16 of 19
----------------------------------------------  -------  -------------------------------------------------------------





                                                       EXHIBIT A



                                               Agreement of Joint Filing

         The Reporting persons have agreed that a single Schedule 13G (or any amendment thereto) relating to the Common
Stock of Insignia  Solutions  Plc shall be filed on behalf of each of the  Reporting  Persons.  Note that a copy of the applicable Agreement of Joint Filing is already filed with the appropriate agencies.




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CUSIP 000045766J1                                 13G                                                    Page 17 of 19
----------------------------------------------  -------  -------------------------------------------------------------

                                                       EXHIBIT B

                                                   POWER OF ATTORNEY

         Each of the undersigned  entities and individuals  (collectively,  the "Reporting Persons") hereby authorizes and designates TVI Management-4,  L.P. and TVI  Management-3,  L.P. or such other person or entity as is designated in writing by Mark G. Wilson (each, a "Designated  Filer" and  collectively,  the "Designated  Filers") as the beneficial owner to  prepare  and file on behalf of such  Reporting  Person  individually,  or  jointly  together  with the other
Reporting Persons, any and all reports,  notices,  communications and other documents (including,  but not limited to, reports on Schedule 13D,  Schedule 13G, Form 3, Form 4 and Form 5) that such Reporting  Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing  regulations  thereto,  the "Act") and the Securities Exchange Act of 1934, as amended (together with the  implementing  regulations  thereto,  the "Exchange Act")  (collectively,  the "Reports") with respect to the
Reporting  Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned
(directly or indirectly) by such Reporting Person (collectively, the "Companies").

         Each Reporting Person hereby further authorizes and designates Mark G. Wilson (the "Authorized Signatory") to execute and file on behalf of such  Reporting  Person the Reports and to perform any and all other acts,  which in the opinion of the  Designated  Filer or Authorized  Signatory may be necessary or  incidental to the  performance  of the foregoing powers herein granted.

         The authority of the Designated  Filer and the Authorized  Signatory under this Document with respect to each
Reporting  Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting  Person's  ownership of, or transactions in, the securities of the Companies,  unless earlier revoked in writing.  Each Reporting Person  acknowledges that the Designated Filer and the Authorized  Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.

February 13, 2001                              TVI Management-4, L.P.,
                                               a Delaware Limited Partnership



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson


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CUSIP 000045766J1                                 13G                                                    Page 18 of 19
----------------------------------------------  -------  -------------------------------------------------------------

February 13, 2001                              TVI Partners-4, L.P.,
                                               a Delaware Limited Partnership


                                               By: TVI Management-4, L.P.,
                                                   a Delaware Limited Partnership
                                                   Its General Partner



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              Technology Ventures Investors-4, L.P.,
                                               a Delaware Limited Partnership



                                               By: TVI Management-4, L.P.,
                                                   a Delaware Limited Partnership
                                                   Its General Partner



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              TVI Associates-4 1988, L.P.,
                                               a Delaware Limited Partnership



                                               By: TVI Management-4, L.P.,
                                                   a Delaware Limited Partnership
                                                   Its General Partner



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson


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CUSIP 000045766J1                                 13G                                                    Page 19 of 19
----------------------------------------------  -------  -------------------------------------------------------------

February 13, 2001                              TVI Associates-4, L.P.,
                                               a Delaware Limited Partnership



                                               By: TVI Management-4, L.P.,
                                                   a Delaware Limited Partnership
                                                   Its General Partner



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              TVI Management-3, L.P.,
                                               a Delaware Limited Partnership



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              Technology Venture Investors-3, L.P.,
                                               a Delaware Limited Partnership



                                               By: TVI Management-3, L.P.,
                                                   a Delaware Limited Partnership
                                                   Its General Partner



                                               By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              By: /s/ Mark G. Wilson
                                                  ----------------------------------------------------
                                                  Mark G. Wilson



February 13, 2001                              By: /s/ John Johnston
                                                  ----------------------------------------------------
                                                  John Johnston



February 13, 2001                              By: /s/ Robert C. Kagle
                                                  ----------------------------------------------------
                                                  Robert C. Kagle



February 13, 2001                              By: /s/ David F. Marquardt
                                                  ----------------------------------------------------
                                                  David F. Marquardt



February 13, 2001                              By: /s/ Burton J. McMurtry
                                                  ----------------------------------------------------
                                                  Burton J. McMurtry


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